Exhibit 8.1

[Form of Opinion]

[Letterhead of Kramer Levin Naftalis & Frankel LLP]

[                ], 2017

VICI Properties Inc.

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

Ladies and Gentlemen:

We have acted as special tax counsel to VICI Properties Inc., a Maryland corporation (“VICI”), in connection with the initial public offering (the “Offering”) by VICI of its common stock (the “VICI Common Stock”) pursuant to the Registration Statement on Form S-11 (Registration No. 333-                ), as amended or supplemented through the date hereof, of VICI, including the prospectus forming a part thereof (the “Registration Statement”).

Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Registration Statement.

We have been asked to provide our opinion (the “Opinion”) as to (i) VICI’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”), as defined under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”

In connection with rendering the Opinion herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Transaction Documents”):

a)	the Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc., et. al., under Chapter 11 of the Bankruptcy Code, dated January 13, 2017 (the “Plan of Reorganization”),

b)	the Articles of Amendment and Restatement of VICI,

c)	the Amended and Restated Bylaws of VICI,

d)	the Amended and Restated Agreement of Limited Partnership of VICI Properties L.P.,

e)	the Registration Statement,

f)	the documents that effectuate, or were entered into in connection with the purchase and lease of the Harrah’s Las Vegas property by a subsidiary of VICI, including the HLV Purchase Agreement and the HLV Lease Agreement, and

g)	the documents that effectuate, or were entered into pursuant to, the Plan of Reorganization.

We have also examined the representation letter dated as of the date hereof, containing certain representations by an officer of VICI (the “Representation Letter”) and such other documents, records and papers as we have deemed necessary or appropriate in order to give the Opinion set forth herein. In such examination, we have not made an independent investigation of the facts or representations set forth in any of the Transaction Documents that we have examined, except to the extent that we have deemed necessary in our professional judgment or as you have specifically requested. Consequently, in addition to the assumptions set forth in the Representation Letter, we have assumed in rendering our Opinion, with your consent, that: (i) no party to any Transaction Document has amended, waived or otherwise modified, or will amend, waive or otherwise modify, any material term or condition set forth therein, and each Transaction Document has been duly authorized, executed and delivered by each party thereto, (ii) there are no agreements, arrangements, or understandings among the parties that supplement or are inconsistent with the Transaction Documents, (iii) each of the Offering and VICI’s separation from Caesars has been or will be consummated in accordance with the provisions of the Transaction Documents and as described therein (and no covenants or conditions described therein and affecting this Opinion have been or will be waived or modified), (iv) each provision of the Transaction Documents is valid and enforceable pursuant to its terms, (v) the information presented in such Transaction Documents (including, without limitation, representations set forth therein) or otherwise furnished to us, accurately and completely describes, in all material respects, all facts and other determinations relevant to the Offering and VICI’s separation from Caesars, and the Registration Statement is true, complete and correct, (vi) VICI has been organized and operated in accordance with the terms and provisions of the Transaction Documents and the parties to such Transaction Documents have complied and will comply with the terms and provisions of such Transaction Documents, (vii) no action has been, or will be, taken that is inconsistent with any fact, statement, representation, assumption, covenant or agreement contained in any of the Transaction Documents, (viii) the factual statements, representations and covenants (which statements, representations and covenants we have neither investigated nor verified) made by VICI in the Representation Letter are true, complete and correct; provided, that any actions with respect to which such officer of VICI makes representations or covenants in the Representation Letter as to VICI’s intent are assumed to be carried out in accordance with such intent, (ix) any statements and representations made in the Representation Letter that are qualified by the knowledge or belief of any person, or materiality or with comparable qualification are and will be true, complete, and correct as if made without such qualification, (x) all applicable reporting requirements have been or will be satisfied, and (xi) no action will be taken by VICI or any of its subsidiaries after the date hereof that would have the effect of materially altering the facts upon which the Opinion set forth below are based.

Our Opinion is based on the documents and instruments we have reviewed, the information that we have obtained and the assumptions stated herein. A material change or inaccuracy in any of the facts contained in such documents or instruments, such information or assumptions or any of the statements or representations made to us could adversely affect our Opinion. In addition, we note that VICI may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

Our Opinion is limited to the tax matters specifically stated herein, and we have not been asked to address, nor have we addressed, any other tax matters, and no other opinion should be inferred herefrom. We express no opinion regarding any issue relating to VICI or any investment therein or with respect to any other tax matters, other than as expressly stated above. This Opinion is expressed as of the date hereof, and we are under no obligation to, and we do not intend to, supplement or revise this Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

VICI’s continued qualification and taxation as a REIT depends upon its ability to meet, through actual, annual operating results, certain requirements, including requirements relating to asset ownership, income classification, distribution levels and diversity of beneficial ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of VICI’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. This Opinion is not being rendered and shall not be effective to the extent that any fact, matter or event (including the realization of any item or amount of gross income, any asset, the composition of VICI’s stockholders, or the absence of any distribution) occurs or does not occur (other than the transactions occurring pursuant to the Transaction Documents) that adversely affects VICI’s qualification as a REIT.

Based upon and subject to the foregoing and further subject to the matters hereinafter set forth, we are of the opinion that (i) commencing with its taxable year ending December 31, 2017, under applicable U.S. federal income tax law as of the date hereof, VICI has been organized in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and VICI’s actual and proposed method of operation, as set forth in the Representation Letter, will enable VICI to continue to satisfy the requirements for such qualification and taxation, and (ii) the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, constitutes our opinion.

Our Opinion does not preclude the possibility that VICI may have to utilize one or more of the various “savings provisions” under the Code that would permit VICI to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require VICI to pay significant penalty or excise taxes.

Our Opinion is based upon the Code, Treasury Regulations promulgated thereunder, judicial opinions, and administrative guidance and such other authorities as we have considered relevant, all as in effect as of the date of this Opinion, any of which may be changed or subject to different interpretation at any time, possibly with retroactive effect. A material change in any of the authorities upon which our Opinion is based could adversely affect Opinion. We undertake no obligation to update this Opinion to reflect any such changes. We also express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

This Opinion is being delivered to VICI in connection with the Offering and except as provided in the next paragraph, may not be relied on or otherwise used by any other Person or by VICI for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Kramer Levin Naftalis & Frankel LLP in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

No ruling or advisory opinion has been or will be sought from the Internal Revenue Service (the “Service”) or any other taxing authority as to any of the matters discussed herein. The Opinion expressed herein are not binding on the Service, any other taxing authority or any court, and there can be no assurance that the Service, any other taxing authority or a court of competent jurisdiction will not disagree with such Opinion.

Very truly yours,